Exhibit 99.1

	Media Relations:	Harry Shaw
(615) 261-1570
hshaw@spheris.com

	Investor Relations:	Michele Peden
(615) 267-1580
FOR IMMEDIATE RELEASE		mpeden@spheris.com
Feb. 15, 2008
Spheris Elects New Board Member
FRANKLIN, Tenn. – Spheris, a leading global provider of clinical documentation technology and services, today announced the election of Tenno Tsai to its board of directors.
Tsai is a principal for the healthcare services portfolio of Warburg Pincus & Co., one of the world’s largest private equity investors. Together, Warburg Pincus and TowerBrook Capital Partners, L.P. hold the majority ownership of Spheris.
Tsai’s election to the Spheris board coincides with Warburg Pincus Managing Director David Wenstrup’s rotation off the Spheris board, which means the number of Spheris board of directors will remain at nine. Wenstrup joined the Spheris board at the time of Warburg Pincus’ initial investment in Spheris during 2004.
“Tenno has been an integral part of the Spheris / Warburg Pincus team since the inception of Warburg Pincus’ investment,” said Spheris President and CEO Steven E. Simpson. “His expertise of the healthcare services industry combined with his deep understanding of our business will lead to a seamless transition as he joins our board.”
Simpson added, “David Wenstrup has been a key advisor and member of our board of directors. We appreciate David’s valuable insight and counsel through the years.”
Prior to joining Warburg Pincus, Tsai worked at AEA Investors Inc. and McKinsey & Company. Tsai is currently a director of Genoa Healthcare Group and Universal Health Care Group. He holds a BA in Chemistry, Economics and Asian Studies from Williams College and an MBA from Harvard Business School.
The Spheris board of directors also includes Joel Ackerman, general partner of Warburg Pincus & Co. and managing director of Warburg Pincus LLC; Jonathan Bilzin, managing director of TowerBrook Capital Partners – New York; Robert Z. Hensley, former audit partner of Ernst & Young LLP; John A. Kane, former chief financial officer of IDX Systems Corporation; Michael J. King, former chairman and CEO of HealthScribe, Inc.; Neal Moszkowski, Co-CEO of TowerBrook Capital Partners – New York; Steven E. Simpson, president and CEO of Spheris; and Wayne T. Smith, chairman of the board, president and CEO of Community Health Systems, Inc.
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Spheris Elects New Board Member / Feb. 15, 2008 / Page 2
About Spheris

Spheris is a leading, global provider of clinical documentation technology and services to approximately 500 health systems, hospitals and group practices throughout the U.S. Approximately 5,500 skilled Spheris medical language specialists support the company’s clients through secure networks, using a Web-based system with integrated voice, text and data. Customer service is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time and pricing. Spheris is headquartered in Franklin, Tenn., with major operations in Sterling, Va.; Bangalore, India; and Coimbatore, India. For more information, please visit www.spheris.com.
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